Bankrate Inc. names Scott Kim as CEO of its Banking Segment, Bankrate.com

NEW YORK, September 14, 2015 -- Bankrate, Inc. (NYSE: RATE) - Bankrate, Inc. has named Scott Kim as Chief Executive Officer of its Bankrate.com division. In this role, Mr. Kim will have responsibility for the growth and development of the Bankrate.com business, replacing Don Ross, who will be leaving Bankrate to pursue other opportunities.

Prior to this appointment, Mr. Kim spent the previous two years as Chief Operating Officer and Interim CEO of About.com, one of the largest sources of online expert content. Before that role, Scott held several senior leadership roles during his 10 years at Ask.com, including SVP Products & Technology, Chief Technology Officer, General Manager SEO & SEM, and Chief Strategy Officer.

“I am thrilled to welcome Scott to Bankrate.  Scott’s terrific background and experience are a perfect fit as Bankrate.com extends its leadership as the authority for personal finance, engages its massive audience in an ongoing customer relationship and serves consumers with an omni-channel experience,” said Kenneth S. Esterow, Bankrate’s President and CEO.  “Scott will lead in an exciting new chapter in Bankrate.com’s history.”

Mr. Kim’s 15+ year history of achievements include responsibility for overall P&L and strategy, driving consecutive years of revenue and profit growth,  leading product and technology transformation, and focusing on emerging businesses and acquisitions. He received his undergraduate degree in Computer Science from Stanford University.

About Bankrate, Inc.

Bankrate is a leading online publisher, aggregator, and distributor of personal finance content. Bankrate aggregates large scale audiences of in-market consumers by providing them with proprietary, fully researched, comprehensive, independent and objective personal finance and related editorial content across multiple vertical categories including mortgages, deposits, insurance, credit cards, senior care and other categories, such as retirement, automobile loans, and taxes. Our flagship sites Bankrate.com, CreditCards.com, insuranceQuotes.com and Caring.com are leading destinations in each of their respective verticals and connect our audience with financial service and senior care providers and other contextually relevant advertisers. Bankrate also develops and provides content, tools, web services and co-branded websites to over 100 online partners, including some of the most trusted and frequently visited personal finance sites such as Yahoo!, CNBC, AARP and Bloomberg. In addition, Bankrate licenses editorial content to leading news organizations such as The Wall Street Journal, USA Today, and The New York Times.

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For more information contact:
Kayleen Yates
Senior Director, Corporate Communications
kyates@bankrate.com
(917) 368-8677